Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 18, 2007 accompanying the consolidated financial statements in the Annual Report of Wayne Savings Bancshares, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of SFAS No. 158 in fiscal 2007) on Form 10-K for the year ended March 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Wayne Savings Bancshares, Inc. on Form S-8 (No. 333-105845 effective June 5, 2003) and Form S-8 (No. 333-119556 effective October 10, 2005).

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 26, 2008